UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2012

Robbins & Myers, Inc.

(Exact name of Registrant as specified in its charter)

Ohio	001-13651	31-0424220
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10586 Highway 75 North, Willis, TX		77378
(Address of principal executive offices)		(Zip code)

936-890-1064

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.08	Shareholder Director Nominations.

On November 27, 2012, the Board of Directors of Robbins & Myers, Inc. (the “Company”) scheduled the Company’s 2013 annual meeting of shareholders for March 26, 2013, which is more than 30 calendar days from the date of its previous annual meeting held on January 5, 2012. In accordance with the Company’s Code of Regulations, nominations for director may only be made by the Board of Directors (or an authorized Board committee) or a shareholder entitled to vote who sends notice of the nomination to the Company’s Corporate Secretary at Robbins & Myers, Inc., 10586 Highway 75 North, Willis, Texas 77378, not fewer than 50 nor more than 75 days prior to the meeting date. Such notice is required to contain certain information specified in the Company’s Code of Regulations. For a nominee of a shareholder to be eligible for election at the annual meeting to be held on March 26, 2013, the shareholder’s notice of nomination must be received by the Company’s Corporate Secretary between January 10, 2013 and February 4, 2013.

As previously reported, the Company entered into an Agreement and Plan of Merger with National Oilwell Varco, Inc., pursuant to which the Company will become a wholly-owned subsidiary of National Oilwell Varco. The parties continue to target a fourth quarter 2012 closing of the merger; however, the closing is subject to certain closing conditions, including the approval of Robbins & Myers’ shareholders and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the closing could slip into 2013.

Item 8.01	Other Events.

On November 27, 2012, the Company issued a press release announcing that (i) it and National Oilwell Varco each have certified substantial compliance with the U.S. Department of Justice’s request for information (commonly called a “second request”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the proposed merger transaction in which National Oilwell Varco would acquire all of the outstanding shares of the Company for $60.00 per share in cash, and (ii) it has delayed its 2013 annual meeting of shareholders to March 26, 2013.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits – See Index to Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROBBINS & MYERS, INC.

November 27, 2012	By:	/s/ Peter C. Wallace

Name: Peter C. Wallace
Title: President and Chief Executive Officer

INDEX TO EXHIBITS

99	ADDITIONAL EXHIBITS

99.1	Press Release of Robbins & Myers, Inc. dated November 27, 2012.

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